THE BANCROFT FUND LTD.
(the "Fund")
File No. 811-02151
Item No. 77I (Terms of New or Amended Securities) -- Attachment

A copy of the Statement of Preferences for the Fund's 5.375% Series A Cumulative Preferred Shares is incorporated herein by reference to Post-Effective Amendment No. 1 to the Fund's Registration Statement on Form N-2 (File Nos. 811-02151 and 333-211322), as filed with the Securities and Exchange Commission on August 8, 2016.
Ex 77I